Exhibit 99.1

News Release
Contacts:
Thomas Joyce	Judith T. Murphy
Media (612) 303-3167	Investors/Analysts (612) 303-0783

U.S. BANCORP REPORTS FOURTH QUARTER AND FULL YEAR 2012 EARNINGS

Achieves Record Total Net Revenue and Earnings for Full Year 2012

MINNEAPOLIS, January 16, 2013 — U.S. Bancorp (NYSE: USB) today reported net income of $1,420 million for the fourth quarter of 2012, or $.72 per diluted common share, and $5,647 million of net income, or $2.84 per diluted common share, for full year 2012. Included in the fourth quarter of 2012 results was a previously disclosed $80 million expense accrual for a mortgage foreclosure-related regulatory settlement, which reduced quarterly diluted earnings per common share by $.03.

Summary highlights for the full year of 2012 included:

•	Record full year 2012 net income of $5.6 billion, 15.9 percent higher than 2011

•	Record full year diluted earnings per common share of $2.84, 15.4 percent higher than 2011

•	Record full year total net revenue of $20.3 billion, 6.2 percent higher than 2011

•	Industry-leading performance measures, including return on average assets of 1.65 percent, return on average common equity of 16.2 percent and efficiency ratio of 51.5 percent

•	Positive full year operating leverage

Highlights for the fourth quarter of 2012 included:

•	Strong new lending activity of $71.5 billion during the fourth quarter, including:

•	$39.8 billion of new and renewed commercial and commercial real estate commitments

•	$2.6 billion of lines related to new credit card accounts

•	$29.1 billion of mortgage and other retail loan originations

•	Growth in average total loans of 6.4 percent over the fourth quarter of 2011 (8.6 percent excluding covered loans) and 1.5 percent on a linked quarter basis (6.0 percent annualized)

•	Growth in average total commercial loans of 15.7 percent over the fourth quarter of 2011 and 2.8 percent over the third quarter of 2012

•	Growth in average commercial and commercial real estate commitments of 15.6 percent year-over-year and 2.5 percent over the prior quarter

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U.S. Bancorp Reports Fourth Quarter 2012 Results

January 16, 2013

•	Significant growth in average deposits of 9.2 percent over the fourth quarter of 2011, including:

•	Growth in average noninterest-bearing deposits of 14.2 percent year-over-year and 6.6 percent over the third quarter

•	Growth in average total savings deposits of 6.6 percent year-over-year and 3.7 percent over the third quarter

•	Net interest income growth of 4.1 percent over the fourth quarter of 2011

•	Average earning assets growth of 5.8 percent year-over-year and 1.1 percent on a linked quarter basis

•	Continued strong growth in lower cost core deposit funding on a year-over-year and linked quarter basis

•	Net interest margin of 3.55 percent for the fourth quarter of 2012, compared with 3.60 percent for the fourth quarter of 2011, and 3.59 percent for the third quarter of 2012

•	Positive operating leverage and an improved efficiency ratio on a year-over-year basis

•	Net charge-offs declined on both a linked quarter and year-over-year basis. Provision for credit losses was $25 million less than net charge-offs

•	Net charge-offs were $70 million lower than the third quarter of 2012; third quarter of 2012 included $54 million of incremental charge-offs due to a regulatory clarification

•	Annualized net charge-offs to average total loans ratio declined to .85 percent

•	Excluding covered loans, allowance to period-end loans was 2.15 percent at year end

•	Nonperforming assets declined on both a linked quarter and year-over-year basis

•	Nonperforming assets (excluding covered assets) decreased 4.6 percent from the third quarter of 2012 (5.8 percent including covered assets)

•	Allowance to nonperforming assets (excluding covered assets) was 218 percent at year end, compared with 213 percent at September 30, 2012, and 191 percent at December 31, 2011

•	Capital generation continues to reinforce capital position; ratios at December 31, 2012 were:

•	Tier 1 capital ratio of 10.8 percent

•	Total risk based capital ratio of 13.1 percent

•	Tier 1 common equity to risk-weighted assets ratio of 9.0 percent

•	Tier 1 common equity ratio of approximately 8.1 percent using proposed rules for the Basel III standardized approach released June 2012

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U.S. Bancorp Reports Fourth Quarter 2012 Results

January 16, 2013

EARNINGS SUMMARY	Table 1
($ in millions, except per-share data)

	4Q	3Q	4Q	Percent Change 4Q12 vs	Percent Change 4Q12 vs	Full Year	Full Year	Percent
	2012	2012	2011	3Q12	4Q11	2012	2011	Change
Net income attributable to U.S. Bancorp	$1,420	$1,474	$1,350	(3.7)	5.2	$5,647	$4,872	15.9
Diluted earnings per common share	$.72	$.74	$.69	(2.7)	4.3	$2.84	$2.46	15.4
Return on average assets (%)	1.62	1.70	1.62			1.65	1.53
Return on average common equity (%)	15.6	16.5	16.8			16.2	15.8
Net interest margin (%)	3.55	3.59	3.60			3.58	3.65
Efficiency ratio (%)	52.6	50.4	52.7			51.5	51.8
Tangible efficiency ratio (%) (a)	51.3	49.1	51.3			50.2	50.2
Dividends declared per common share	$.195	$.195	$.125	—	56.0	$.780	$.500	56.0
Book value per common share (period-end)	$18.31	$18.03	$16.43	1.6	11.4

(a)	Computed as noninterest expense divided by the sum of net interest income on a taxable-equivalent basis and noninterest income excluding net securities gains (losses) and intangible amortization.

Net income attributable to U.S. Bancorp was $1,420 million for the fourth quarter of 2012, 5.2 percent higher than the $1,350 million for the fourth quarter of 2011, but 3.7 percent lower than the $1,474 million for the third quarter of 2012. Diluted earnings per common share of $.72 in the fourth quarter of 2012 were $.03 higher than the fourth quarter of 2011 and $.02 lower than the previous quarter. Return on average assets and return on average common equity were 1.62 percent and 15.6 percent, respectively, for the fourth quarter of 2012, compared with 1.62 percent and 16.8 percent, respectively, for the fourth quarter of 2011. During the fourth quarter of 2012, the Company recorded an $80 million expense accrual for a mortgage foreclosure-related regulatory settlement, which reduced diluted earnings per common share by $.03. Earnings in the fourth quarter of 2011 included a $263 million merchant settlement gain, partially offset by a $130 million accrual related to mortgage servicing matters, which together increased diluted earnings per common share for the fourth quarter of 2011 by $.05. The provision for credit losses was $25 million lower than net charge-offs in the fourth quarter of 2012, $50 million lower than net charge-offs in the third quarter of 2012 and $125 million lower than net charge-offs in the fourth quarter of 2011.

U.S. Bancorp Chairman, President and Chief Executive Officer Richard K. Davis said, “2012 was a great year for our Company, as we achieved record annual earnings of $5.6 billion, or $2.84 per diluted common share. Further, our 2012 full year results included record total net revenue of $20.3 billion, representing growth in net interest income and fee revenues, as well as controlled expenses. Additionally,

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U.S. Bancorp Reports Fourth Quarter 2012 Results

January 16, 2013

we achieved positive operating leverage for both the year-over-year quarter and full year. Our returns on average assets and average common equity for 2012 of 1.65 percent and 16.2 percent, as well as our efficiency ratio of 51.5 percent, surpassed our performance in 2011 and remain industry-leading.

“As expected, total average loans grew in the fourth quarter over the prior year and linked quarter by 6.4 percent and 1.5 percent, respectively. For the full year 2012, our Company grew total average loans by 6.9 percent over the prior year, accelerating growth over the 4.4 percent increase realized in full year 2011. Total average deposits were also higher in the fourth quarter, increasing by 9.2 percent over the same quarter of last year, while rising 10.6 percent on a full year basis over 2011. Growth in both of these categories demonstrates our Company’s continuing ability to expand and deepen relationships with our current customer base, as well as gain new customers and market share. Our fee-based businesses also realized solid growth in 2012, led by mortgage banking. With continued investments in growth initiatives and small, strategic acquisitions, these businesses remain very well positioned to continue to grow and leverage the slow, but steady, economic recovery.

“Credit quality continues to improve, as evidenced by the decline this quarter in both net charge-offs and nonperforming assets. Our annualized net charge-offs ratio of .85 percent for the fourth quarter of 2012 reflects the high quality of our portfolio. Our customers – from individuals, to small businesses, to large corporations – are healthy and productive, having adjusted to the current slow growth, uncertain environment in which they operate today, but they remain poised to take advantage of the recovery as it emerges.

“Our capital position remains strong with a Tier 1 common ratio of 9.0 percent and a Tier 1 capital ratio of 10.8 percent at December 31st. Our Tier 1 common equity ratio, based on our assessment of the proposed rules for the Basel III standardized approach, was 8.1 percent at December 31st, above our targeted ratio of 8.0 percent. We continue to generate significant capital each quarter, and we have set a target to return 60 to 80 percent of our earnings to shareholders in the form of dividends and share buybacks. In 2012, we achieved our target by returning a total of $3.4 billion of earnings to our shareholders through dividends and the repurchase of approximately 59 million shares of common stock. In early January, we completed and submitted our 2013 Comprehensive Capital Plan to the Federal Reserve, and we look forward to receiving regulatory authority by March 31st to raise our dividend and continue our stock buyback program in 2013.

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U.S. Bancorp Reports Fourth Quarter 2012 Results

January 16, 2013

“I am very proud of our current quarter and full year 2012 results, and I want to take this opportunity to thank all of our employees for their contributions, hard work and dedication to serving our customers. These results and our success as a Company are directly tied to the talent, passion and commitment our employees bring to their job everyday, as they work closely with their fellow employees and customers, support their families and enrich the communities in which they live through their volunteer activities.

“On July 13, 2013, U.S. Bank will celebrate its 150th anniversary. Our institution operates under the national charter, signed in 1863, that originally formed the First National Bank of Cincinnati. Since then, our Company has expanded through organic growth and through numerous acquisitions. We have managed through times of prosperity and through times of hardship. We have focused our efforts externally on growth and development and, when necessary, we have focused internally to right the course. Our past has shaped our present and our future. We are a Company with a well diversified business model, prudent risk management and an ability to produce consistent, predictable, repeatable results. We are always mindful of the responsibility we hold to help our customers achieve their financial goals, while supporting and strengthening the communities, and this country, that we serve. We are, once again, stronger and better than we were one year ago. We are focused on the future and continuing to build momentum into 2013 and beyond – all for the benefit of our customers, employees, communities and, importantly, our shareholders.”

INCOME STATEMENT HIGHLIGHTS	Table 2
(Taxable-equivalent basis, $ in millions, except per-share data)

	4Q 2012	3Q 2012	4Q 2011	Percent Change 4Q12 vs 3Q12	Percent Change 4Q12 vs 4Q11	Full Year 2012	Full Year 2011	Percent Change
Net interest income	$2,783	$2,783	$2,673	—	4.1	$10,969	$10,348	6.0
Noninterest income	2,329	2,396	2,431	(2.8)	(4.2)	9,319	8,760	6.4

Total net revenue	5,112	5,179	5,104	(1.3)	.2	20,288	19,108	6.2
Noninterest expense	2,686	2,609	2,696	3.0	(.4)	10,456	9,911	5.5

Income before provision and taxes	2,426	2,570	2,408	(5.6)	.7	9,832	9,197	6.9
Provision for credit losses	443	488	497	(9.2)	(10.9)	1,882	2,343	(19.7)

Income before taxes	1,983	2,082	1,911	(4.8)	3.8	7,950	6,854	16.0
Taxable-equivalent adjustment	56	57	56	(1.8)	—	224	225	(.4)
Applicable income taxes	552	593	527	(6.9)	4.7	2,236	1,841	21.5

Net income	1,375	1,432	1,328	(4.0)	3.5	5,490	4,788	14.7
Net (income) loss attributable to noncontrolling interests	45	42	22	7.1	nm	157	84	86.9

Net income attributable to U.S. Bancorp	$1,420	$1,474	$1,350	(3.7)	5.2	$5,647	$4,872	15.9

Net income applicable to U.S. Bancorp common shareholders	$1,349	$1,404	$1,314	(3.9)	2.7	$5,383	$4,721	14.0

Diluted earnings per common share	$.72	$.74	$.69	(2.7)	4.3	$2.84	$2.46	15.4

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U.S. Bancorp Reports Fourth Quarter 2012 Results

January 16, 2013

Net income attributable to U.S. Bancorp for the fourth quarter of 2012 was $70 million (5.2 percent) higher than the fourth quarter of 2011, but $54 million (3.7 percent) lower than the third quarter of 2012. The increase in net income year-over-year was the result of an increase in total net revenue, driven by higher net interest income, a decrease in noninterest expense and a decline in the provision for credit losses. On a linked quarter basis, the decrease in net income was driven by a decline in noninterest income and an increase in noninterest expense, primarily due to the $80 million mortgage foreclosure-related regulatory settlement accrual, partially offset by a decrease in the provision for credit losses.

Total net revenue on a taxable-equivalent basis for the fourth quarter of 2012 was $5,112 million; $8 million (.2 percent) higher than the fourth quarter of 2011, reflecting a 4.1 percent increase in net interest income, largely offset by a 4.2 percent decrease in noninterest income. The increase in net interest income year-over-year was the result of higher average earning assets, continued growth in lower cost core deposit funding and the positive impact from long-term debt repricing. Noninterest income decreased year-over-year, primarily due to the $263 million merchant settlement gain recorded in the fourth quarter of 2011, partially offset by higher mortgage banking revenue in the current quarter. Total net revenue on a taxable-equivalent basis was $67 million (1.3 percent) lower on a linked quarter basis due to lower fee-based revenue driven by a reduction in mortgage banking revenue and the net impact of a third quarter of 2012 gain on sale of a credit card portfolio and a charge related to an investment under the equity method of accounting.

Total noninterest expense in the fourth quarter of 2012 was $2,686 million; $10 million (.4 percent) lower than the fourth quarter of 2011 and $77 million (3.0 percent) higher than the third quarter of 2012. The decrease in total noninterest expense year-over-year was primarily due to the accrual for mortgage servicing related matters recorded in fourth quarter of 2011, partially offset by the current quarter mortgage foreclosure-related regulatory settlement accrual, as well as higher mortgage servicing review-related professional services costs. Total noninterest expense on a linked quarter basis was higher, primarily due to the accrual for the mortgage foreclosure-related regulatory settlement and an increase in mortgage servicing review-related professional services costs, partially offset by lower compensation expense.

The Company’s provision for credit losses for the fourth quarter of 2012 was $443 million, $45 million lower than the prior quarter and $54 million lower than the fourth quarter of 2011. The third quarter of 2012 provision for credit losses included $54 million in charge-offs related to a regulatory clarification in the

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U.S. Bancorp Reports Fourth Quarter 2012 Results

January 16, 2013

treatment of residential mortgage and other consumer loans to borrowers who have had debt discharged through bankruptcy but continue to make payments on their loans. The provision for credit losses was lower than net charge-offs by $25 million in the fourth quarter of 2012, $50 million in the third quarter of 2012 and $125 million in the fourth quarter of 2011. Net charge-offs in the fourth quarter of 2012 were $468 million, compared with $538 million in the third quarter of 2012, and $622 million in the fourth quarter of 2011. Given current economic conditions, the Company expects the level of net charge-offs to be relatively stable to down modestly in the first quarter of 2013.

Nonperforming assets include assets originated or acquired by the Company, as well as loans and other real estate acquired under FDIC loss sharing agreements that substantially reduce the risk of credit losses to the Company (“covered assets”). Excluding covered assets, nonperforming assets were $2,088 million at December 31, 2012, compared with $2,188 million at September 30, 2012, and $2,574 million at December 31, 2011. The declines were led by a reduction in commercial and commercial real estate nonperforming assets. Notably, commercial mortgage and construction and development nonperforming assets declined by $353 million (39.3 percent) year-over-year and $85 million (13.5 percent) on a linked quarter basis, as the Company continued to resolve and reduce exposure to these problem assets. Other real estate owned increased in the current quarter as a result of the Company including residential real estate-related loans for which the borrower had vacated the property but foreclosure had not yet occurred. Substantially all of these loans were reclassified from nonperforming loans to other real estate owned. Covered nonperforming assets were $583 million at December 31, 2012, compared with $647 million at September 30, 2012, and $1,200 million at December 31, 2011. The ratio of the allowance for credit losses to period-end loans, excluding covered loans, was 2.15 percent at December 31, 2012, compared with 2.26 percent at September 30, 2012, and 2.52 percent at December 31, 2011. The ratio of the allowance for credit losses to period-end loans, including covered loans, was 2.12 percent at December 31, 2012, compared with 2.19 percent at September 30, 2012, and 2.39 percent at December 31, 2011. The Company expects total nonperforming assets to trend lower in the first quarter of 2013.

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U.S. Bancorp Reports Fourth Quarter 2012 Results

January 16, 2013

NET INTEREST INCOME	Table 3
(Taxable-equivalent basis; $ in millions)

	4Q 2012	3Q 2012	4Q 2011	Change 4Q12 vs 3Q12	Change 4Q12 vs 4Q11	Full Year 2012	Full Year 2011	Change
Components of net interest income
Income on earning assets	$3,254	$3,284	$3,278	$(30)	$(24)	$13,112	$12,870	$242
Expense on interest-bearing liabilities	471	501	605	(30)	(134)	2,143	2,522	(379)

Net interest income	$2,783	$2,783	$2,673	—	$110	$10,969	$10,348	$621

Average yields and rates paid
Earning assets yield	4.15%	4.24%	4.42%	(.09)%	(.27)%	4.28%	4.54%	(.26)%
Rate paid on interest-bearing liabilities	.84	.88	1.08	(.04)	(.24)	.95	1.14	(.19)

Gross interest margin	3.31%	3.36%	3.34%	(.05)%	(.03)%	3.33%	3.40%	(.07)%

Net interest margin	3.55%	3.59%	3.60%	(.04)%	(.05)%	3.58%	3.65%	(.07)%

Average balances
Investment securities (a)	$72,887	$72,454	$68,801	$433	$4,086	$72,501	$63,645	$8,856
Loans	220,266	216,928	207,047	3,338	13,219	215,374	201,427	13,947
Earning assets	312,227	308,959	295,114	3,268	17,113	306,270	283,290	22,980
Interest-bearing liabilities	224,219	226,109	222,075	(1,890)	2,144	225,466	221,690	3,776

(a)	Excludes unrealized gain (loss)

Net Interest Income

Net interest income on a taxable-equivalent basis in the fourth quarter of 2012 was $2,783 million, an increase of $110 million (4.1 percent) over the fourth quarter of 2011. The increase was principally the result of growth in average earning assets and lower cost core deposit funding, as well as the positive impact from long-term debt repricing. The year-over-year increase was also impacted by a change in the classification of credit card balance transfer fees from noninterest income to interest income beginning in the first quarter of 2012. Average earning assets were $17.1 billion (5.8 percent) higher than the fourth quarter of 2011, driven by increases of $13.2 billion (6.4 percent) in average total loans and $4.1 billion (5.9 percent) in average investment securities. Net interest income was flat on a linked quarter basis, as growth in average earning assets, principally average total loans, was offset by a 4 basis point decline in the net interest margin. The net interest margin in the fourth quarter of 2012 was 3.55 percent, compared with 3.60 percent in the fourth quarter of 2011, and 3.59 percent in the third quarter of 2012. The decline in the net interest margin year-over-year primarily reflected higher balances in lower yielding investment securities and lower loan rates, partially offset by lower rates on deposits and long-term debt and a reduction in cash

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U.S. Bancorp Reports Fourth Quarter 2012 Results

January 16, 2013

balances held at the Federal Reserve. On a linked quarter basis, the net interest margin declined due to a reduction in the yield on the investment securities portfolio and lower loan rates.

AVERAGE LOANS ($ in millions)	Table 4

	4Q 2012	3Q 2012	4Q 2011	Percent Change 4Q12 vs 3Q12	Percent Change 4Q12 vs 4Q11	Full Year 2012	Full Year 2011	Percent Change
Commercial	$58,552	$56,655	$49,437	3.3	18.4	$55,232	$45,706	20.8
Lease financing	5,377	5,537	5,834	(2.9)	(7.8)	5,598	5,910	(5.3)

Total commercial	63,929	62,192	55,271	2.8	15.7	60,830	51,616	17.9
Commercial mortgages	30,762	30,686	29,403	.2	4.6	30,493	28,636	6.5
Construction and development	6,089	5,944	6,399	2.4	(4.8)	6,012	6,878	(12.6)

Total commercial real estate	36,851	36,630	35,802	.6	2.9	36,505	35,514	2.8
Residential mortgages	43,156	40,969	36,256	5.3	19.0	40,290	33,711	19.5
Credit card	16,588	16,551	16,271	.2	1.9	16,653	16,084	3.5
Retail leasing	5,384	5,256	5,150	2.4	4.5	5,222	4,928	6.0
Home equity and second mortgages	16,950	17,329	18,281	(2.2)	(7.3)	17,451	18,555	(5.9)
Other	25,595	25,406	24,901	.7	2.8	25,265	24,716	2.2

Total other retail	47,929	47,991	48,332	(.1)	(.8)	47,938	48,199	(.5)

Total loans, excluding covered loans	208,453	204,333	191,932	2.0	8.6	202,216	185,124	9.2

Covered loans	11,813	12,595	15,115	(6.2)	(21.8)	13,158	16,303	(19.3)

Total loans	$220,266	$216,928	$207,047	1.5	6.4	$215,374	$201,427	6.9

Average total loans were $13.2 billion (6.4 percent) higher in the fourth quarter of 2012 than the fourth quarter of 2011, driven by growth in residential mortgages (19.0 percent), commercial loans (18.4 percent), commercial mortgages (4.6 percent), retail leasing (4.5 percent), other retail loans (2.8 percent) and credit card loans (1.9 percent). These increases were partially offset by declines in lease financing (7.8 percent), home equity and second mortgages (7.3 percent), construction and development loans (4.8 percent) and covered loans (21.8 percent). Average total loans, excluding covered loans, were higher by 8.6 percent year-over-year. Average total loans were $3.3 billion (1.5 percent) higher in the fourth quarter of 2012 than the third quarter of 2012, driven by increases in residential mortgages (5.3 percent), commercial loans (3.3 percent), retail leasing (2.4 percent) and other retail loans (.7 percent), partially offset by decreases in lease financing (2.9 percent), home equity and second mortgages (2.2 percent) and covered loans (6.2 percent). Excluding covered loans, average total loans grew by 2.0 percent on a linked quarter basis.

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U.S. Bancorp Reports Fourth Quarter 2012 Results

January 16, 2013

Average investment securities in the fourth quarter of 2012 were $4.1 billion (5.9 percent) higher year-over-year and $.4 billion (.6 percent) higher than the prior quarter. The increases were primarily due to purchases of U.S. government agency-backed securities, net of prepayments and maturities.

AVERAGE DEPOSITS ($ in millions)	Table 5

	4Q 2012	3Q 2012	4Q 2011	Percent Change 4Q12 vs 3Q12	Percent Change 4Q12 vs 4Q11	Full Year 2012	Full Year 2011	Percent Change
Noninterest-bearing deposits	$72,655	$68,127	$63,640	6.6	14.2	$67,241	$53,856	24.9
Interest-bearing savings deposits
Interest checking	45,168	43,207	44,287	4.5	2.0	45,433	42,827	6.1
Money market savings	49,545	47,530	45,200	4.2	9.6	46,874	45,119	3.9
Savings accounts	30,231	29,743	27,693	1.6	9.2	29,596	26,654	11.0

Total of savings deposits	124,944	120,480	117,180	3.7	6.6	121,903	114,600	6.4
Time certificates of deposit less than $100,000	13,956	14,362	15,068	(2.8)	(7.4)	14,509	15,237	(4.8)
Time deposits greater than $100,000	32,292	36,312	27,430	(11.1)	17.7	32,057	29,466	8.8

Total interest-bearing deposits	171,192	171,154	159,678	—	7.2	168,469	159,303	5.8

Total deposits	$243,847	$239,281	$223,318	1.9	9.2	$235,710	$213,159	10.6

Average total deposits for the fourth quarter of 2012 were $20.5 billion (9.2 percent) higher than the fourth quarter of 2011. Average noninterest-bearing deposits increased $9.0 billion (14.2 percent) year-over-year, with growth in average balances in a majority of the lines of business, including Wholesale Banking and Commercial Real Estate, Wealth Management and Securities Services, and Consumer and Small Business Banking. Average total savings deposits were $7.8 billion (6.6 percent) higher year-over-year, the result of growth in Consumer and Small Business Banking and corporate trust balances, partially offset by lower government banking and broker-dealer average balances. Average time certificates of deposit less than $100,000 were $1.1 billion (7.4 percent) lower, while time deposits greater than $100,000 were $4.9 billion (17.7 percent) higher than the fourth quarter of 2011, principally in Wholesale Banking and Commercial Real Estate. Time deposits greater than $100,000 are managed as an alternative to other funding sources, such as wholesale borrowing, based largely on relative pricing.

Average total deposits increased $4.6 billion (1.9 percent) over the third quarter of 2012. Average noninterest-bearing deposits increased by $4.5 billion (6.6 percent) on a linked quarter basis, driven by growth in Consumer and Small Business Banking, Wholesale Banking and Commercial Real Estate and corporate trust balances. Average total savings deposits increased $4.5 billion (3.7 percent) over the third

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U.S. Bancorp Reports Fourth Quarter 2012 Results

January 16, 2013

quarter of 2012 due to higher Consumer and Small Business Banking, Wholesale Banking and Commercial Real Estate and institutional and corporate trust balances. Compared with the third quarter of 2012, average time certificates of deposit less than $100,000 were lower by $.4 billion (2.8 percent), while average time deposits greater than $100,000 decreased $4.0 billion (11.1 percent), primarily in Wholesale Banking and Commercial Real Estate.

NONINTEREST INCOME ($ in millions)	Table 6

	4Q 2012	3Q 2012	4Q 2011	Percent Change 4Q12 vs 3Q12	Percent Change 4Q12 vs 4Q11	Full Year 2012	Full Year 2011	Percent Change
Credit and debit card revenue	$242	$213	$231	13.6	4.8	$892	$1,073	(16.9)
Corporate payment products revenue	178	201	171	(11.4)	4.1	744	734	1.4
Merchant processing services	354	345	378	2.6	(6.3)	1,395	1,355	3.0
ATM processing services	83	87	111	(4.6)	(25.2)	346	452	(23.5)
Trust and investment management fees	276	265	245	4.2	12.7	1,055	1,000	5.5
Deposit service charges	170	174	171	(2.3)	(.6)	653	659	(.9)
Treasury management fees	130	135	133	(3.7)	(2.3)	541	551	(1.8)
Commercial products revenue	226	225	220	.4	2.7	878	841	4.4
Mortgage banking revenue	476	519	303	(8.3)	57.1	1,937	986	96.5
Investment products fees and commissions	39	38	31	2.6	25.8	150	129	16.3
Securities gains (losses), net	3	1	(9)	nm	nm	(15)	(31)	51.6
Other	152	193	446	(21.2)	(65.9)	743	1,011	(26.5)

Total noninterest income	$2,329	$2,396	$2,431	(2.8)	(4.2)	$9,319	$8,760	6.4

Noninterest Income

Fourth quarter noninterest income was $2,329 million; $102 million (4.2 percent) lower than the fourth quarter of 2011 and $67 million (2.8 percent) lower than the third quarter of 2012. The year-over-year decrease in noninterest income was principally driven by a decline in other income due to the merchant settlement gain, as well as a gain related to the Company’s investment in Visa Inc. (NYSE: V) (“Visa gain”), together totaling $292 million, recorded in the fourth quarter of 2011. In addition, merchant processing services revenue was $24 million (6.3 percent) lower year-over-year due to lower rates and the reversal in the fourth quarter of 2011 of an accrual for a terminated revenue sharing agreement, partially offset by higher volumes, while ATM processing services revenue decreased $28 million (25.2 percent) due to classifying surcharge revenue passed through to others as a reduction of revenue beginning in the first quarter of 2012, rather than as occupancy expense as in previous periods. Offsetting these negative variances was an $11 million (4.8 percent) increase in credit and debit card revenue, principally driven by

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U.S. Bancorp Reports Fourth Quarter 2012 Results

January 16, 2013

higher volumes, which was partially offset by the change in the classification of credit card balance transfer fees from noninterest income to interest income beginning in the first quarter of 2012. Corporate payment products revenue was $7 million (4.1 percent) higher as a result of an increase in volume and higher rates. Trust and investment management fees increased $31 million (12.7 percent) year-over-year, reflecting improved market conditions and business expansion. Commercial products revenue was $6 million (2.7 percent) higher than the fourth quarter of last year as higher bond underwriting and commercial leasing revenue were partially offset by lower syndication fees. The $173 million (57.1 percent) increase in mortgage banking revenue over the same quarter of last year was principally due to higher origination and sales revenue, as well as an increase in loan servicing revenue. Investment products fees and commissions increased $8 million (25.8 percent), compared with the prior year driven by higher sales volumes. In addition, there was a $12 million favorable variance in net securities gains (losses).

Noninterest income was $67 million (2.8 percent) lower in the fourth quarter of 2012 than the third quarter of 2012. Corporate payment products revenue decreased $23 million (11.4 percent) due to seasonally lower volumes. Mortgage banking revenue was $43 million (8.3 percent) lower than the third quarter of 2012, principally due to lower origination and sales revenue, including the impact of an increase to the representations and warranties repurchase reserve. Other income was $41 million (21.2 percent) lower on a linked quarter basis due to the net impact of the gain on sale of a credit card portfolio and the charge related to an investment under the equity method of accounting, both of which were recorded in the third quarter of 2012. These negative variances were offset by a $29 million (13.6 percent) increase in credit and debit card revenue over the prior quarter, principally due to seasonally higher credit card sales and prepaid card fees. Merchant processing services revenue was $9 million (2.6 percent) higher than the third quarter of 2012, reflecting higher seasonal product fees, partially offset by a reduction in net interchange revenue on slightly lower volume. Trust and investment management fees were $11 million (4.2 percent) higher on a linked quarter basis due to seasonally higher fee income and business expansion.

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U.S. Bancorp Reports Fourth Quarter 2012 Results

January 16, 2013

NONINTEREST EXPENSE ($ in millions)	Table 7

	4Q 2012	3Q 2012	4Q 2011	Percent Change 4Q12 vs 3Q12	Percent Change 4Q12 vs 4Q11	Full Year 2012	Full Year 2011	Percent Change
Compensation	$1,083	$1,109	$1,057	(2.3)	2.5	$4,320	$4,041	6.9
Employee benefits	231	225	202	2.7	14.4	945	845	11.8
Net occupancy and equipment	234	233	249	.4	(6.0)	917	999	(8.2)
Professional services	166	144	131	15.3	26.7	530	383	38.4
Marketing and business development	103	96	112	7.3	(8.0)	388	369	5.1
Technology and communications	214	205	195	4.4	9.7	821	758	8.3
Postage, printing and supplies	78	75	77	4.0	1.3	304	303	.3
Other intangibles	66	67	74	(1.5)	(10.8)	274	299	(8.4)
Other	511	455	599	12.3	(14.7)	1,957	1,914	2.2

Total noninterest expense	$2,686	$2,609	$2,696	3.0	(.4)	$10,456	$9,911	5.5

Noninterest Expense

Noninterest expense in the fourth quarter of 2012 totaled $2,686 million, a decrease of $10 million (.4 percent) from the fourth quarter of 2011, and a $77 million (3.0 percent) increase over the third quarter of 2012. The decrease in total noninterest expense year-over-year was primarily due to a reduction in other expense, partially offset by higher compensation, employee benefits and professional services expense. Other expense decreased by $88 million (14.7 percent) as the $130 million mortgage servicing-related expense accrual recorded in the fourth quarter of 2011, as well as year-over-year declines in FDIC insurance expense and other real estate owned costs, were partially offset by the current quarter’s $80 million accrual for a mortgage foreclosure-related regulatory settlement. Net occupancy and equipment expense decreased $15 million (6.0 percent), principally reflecting the change in classification in the first quarter of 2012 of ATM surcharge revenue passed through to others. In addition, marketing and business development expense was $9 million (8.0 percent) lower than last year, reflecting the timing of charitable contributions, and other intangibles expense decreased $8 million (10.8 percent) due to the reduction or completion of the amortization of certain intangibles. These reductions were partially offset by higher compensation and employee benefits expense of $26 million (2.5 percent) and $29 million (14.4 percent), respectively. The increase in compensation expense was primarily the result of growth in staffing for business initiatives and mortgage servicing-related activities, in addition to higher commissions and merit increases. Employee benefits expense increased principally due to higher pension and medical insurance costs and staffing levels.

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U.S. Bancorp Reports Fourth Quarter 2012 Results

January 16, 2013

Professional services expense was $35 million (26.7 percent) higher year-over-year, principally due to mortgage servicing review-related projects. Technology and communications expense was $19 million (9.7 percent) higher year-over-year as a result of business expansion and technology projects.

Noninterest expense increased $77 million (3.0 percent) on a linked quarter basis. The majority of the variance was in other expense, which increased $56 million (12.3 percent) due to the $80 million mortgage foreclosure-related regulatory settlement accrual and higher costs related to investments in affordable housing and other tax-advantaged projects, partially offset by lower litigation and insurance-related costs. Professional services expense was $22 million (15.3 percent) higher, principally due to mortgage servicing review-related projects. Partially offsetting these increases was a $26 million (2.3 percent) decrease in compensation expense, which was largely related to lower incentive costs.

Provision for Income Taxes

The provision for income taxes for the fourth quarter of 2012 resulted in a tax rate on a taxable-equivalent basis of 30.7 percent (effective tax rate of 28.6 percent), compared with 30.5 percent (effective tax rate of 28.4 percent) in the fourth quarter of 2011 and 31.2 percent (effective tax rate of 29.3 percent) in the third quarter of 2012.

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U.S. Bancorp Reports Fourth Quarter 2012 Results

January 16, 2013

ALLOWANCE FOR CREDIT LOSSES	Table 8
($ in millions)

	4Q	3Q	2Q	1Q	4Q
	2012	2012	2012	2012	2011
Balance, beginning of period	$4,771	$4,864	$4,919	$5,014	$5,190
Net charge-offs
Commercial	47	59	56	78	51
Lease financing	5	7	15	8	21

Total commercial	52	66	71	86	72
Commercial mortgages	12	20	47	35	37
Construction and development	5	5	6	36	47

Total commercial real estate	17	25	53	71	84
Residential mortgages	96	121	109	112	119
Credit card	161	167	170	169	193
Retail leasing	1	—	—	1	—
Home equity and second mortgages	75	89	63	74	77
Other	59	68	54	57	75

Total other retail	135	157	117	132	152

Total net charge-offs, excluding covered loans	461	536	520	570	620
Covered loans	7	2	—	1	2

Total net charge-offs	468	538	520	571	622
Provision for credit losses	443	488	470	481	497
Net change for credit losses to be reimbursed by the FDIC	(13)	(10)	(5)	(5)	(51)
Other changes	—	(33)	—	—	—

Balance, end of period	$4,733	$4,771	$4,864	$4,919	$5,014

Components
Allowance for loan losses, excluding losses to be reimbursed by the FDIC	$4,382	$4,426	$4,507	$4,575	$4,678
Allowance for credit losses to be reimbursed by the FDIC	42	55	65	70	75
Liability for unfunded credit commitments	309	290	292	274	261

Total allowance for credit losses	$4,733	$4,771	$4,864	$4,919	$5,014

Gross charge-offs	$576	$639	$631	$681	$718
Gross recoveries	$108	$101	$111	$110	$96
Allowance for credit losses as a percentage of
Period-end loans, excluding covered loans	2.15	2.26	2.34	2.44	2.52
Nonperforming loans, excluding covered loans	269	244	247	238	228
Nonperforming assets, excluding covered assets	218	213	210	199	191
Period-end loans	2.12	2.19	2.25	2.32	2.39
Nonperforming loans	228	202	196	174	163
Nonperforming assets	177	168	161	142	133

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U.S. Bancorp Reports Fourth Quarter 2012 Results

January 16, 2013

Credit Quality

Net charge-offs and nonperforming assets declined on a linked quarter and year-over-year basis as economic conditions continued to slowly improve. On a linked quarter basis, net charge-offs decreased $70 million (13.0 percent), while nonperforming assets, excluding covered assets, decreased $100 million (4.6 percent). The allowance for credit losses was $4,733 million at December 31, 2012, compared with $4,771 million at September 30, 2012, and $5,014 million at December 31, 2011. Total net charge-offs in the fourth quarter of 2012 were $468 million, compared with $538 million in the third quarter of 2012 and $622 million in the fourth quarter of 2011. The decrease in total net charge-offs on a linked quarter basis reflected improvement in the commercial and commercial real estate portfolios, as well as the impact of $54 million of incremental charge-offs recorded in the third quarter of 2012 due to the regulatory clarification in the treatment of loans to consumer borrowers who had debt discharged through bankruptcy but continue to make payments on their loans. The $154 million (24.8 percent) decline in net charge-offs year-over-year, was primarily due to improvement in the commercial, commercial real estate and credit card portfolios. The Company recorded $443 million of provision for credit losses, $25 million less than net charge-offs for the fourth quarter of 2012.

Commercial and commercial real estate loan net charge-offs decreased to $69 million (.27 percent of average loans outstanding) in the fourth quarter of 2012, compared with $91 million (.37 percent of average loans outstanding) in the third quarter of 2012, and $156 million (.68 percent of average loans outstanding) in the fourth quarter of 2011.

Residential mortgage loan net charge-offs were $96 million (.88 percent of average loans outstanding) in the fourth quarter of 2012, compared with $121 million (1.17 percent of average loans outstanding) in the third quarter of 2012, and $119 million (1.30 percent of average loans outstanding) in the fourth quarter of 2011. Credit card loan net charge-offs were $161 million (3.86 percent of average loans outstanding) in the fourth quarter of 2012, compared with $167 million (4.01 percent of average loans outstanding) in the third quarter of 2012, and $193 million (4.71 percent of average loans outstanding) in the fourth quarter of 2011. Total other retail loan net charge-offs were $135 million (1.12 percent of average loans outstanding) in the fourth quarter of 2012, compared with $157 million (1.30 percent of average loans outstanding) in the third quarter of 2012, and $152 million (1.25 percent of average loans outstanding) in the fourth quarter of 2011.

The ratio of the allowance for credit losses to period-end loans was 2.12 percent (2.15 percent excluding covered loans) at December 31, 2012, compared with 2.19 percent (2.26 percent excluding covered loans) at

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U.S. Bancorp Reports Fourth Quarter 2012 Results

January 16, 2013

September 30, 2012, and 2.39 percent (2.52 percent excluding covered loans) at December 31, 2011. The ratio of the allowance for credit losses to nonperforming loans was 228 percent (269 percent excluding covered loans) at December 31, 2012, compared with 202 percent (244 percent excluding covered loans) at September 30, 2012, and 163 percent (228 percent excluding covered loans) at December 31, 2011.

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U.S. Bancorp Reports Fourth Quarter 2012 Results

January 16, 2013

CREDIT RATIOS	Table 9
(Percent)

	4Q	3Q	2Q	1Q	4Q
	2012	2012	2012	2012	2011
Net charge-offs ratios (a)
Commercial	.32	.41	.41	.61	.41
Lease financing	.37	.50	1.07	.55	1.43
Total commercial	.32	.42	.48	.61	.52
Commercial mortgages	.16	.26	.62	.47	.50
Construction and development	.33	.33	.41	2.38	2.91
Total commercial real estate	.18	.27	.58	.79	.93
Residential mortgages	.88	1.17	1.12	1.19	1.30
Credit card (b)	3.86	4.01	4.10	4.05	4.71
Retail leasing	.07	—	—	.08	—
Home equity and second mortgages	1.76	2.04	1.44	1.66	1.67
Other	.92	1.06	.86	.92	1.19
Total other retail	1.12	1.30	.98	1.11	1.25
Total net charge-offs, excluding covered loans	.88	1.04	1.04	1.17	1.28
Covered loans	.24	.06	—	.03	.05
Total net charge-offs	.85	.99	.98	1.09	1.19
Delinquent loan ratios—90 days or more past due excluding nonperforming loans (c)
Commercial	.09	.06	.07	.08	.08
Commercial real estate	.02	.03	.03	.04	.04
Residential mortgages	.64	.72	.80	.79	.98
Credit card	1.27	1.18	1.17	1.33	1.36
Other retail	.20	.20	.19	.34	.38
Total loans, excluding covered loans	.31	.31	.33	.38	.43
Covered loans	5.86	5.61	4.96	5.23	6.15
Total loans	.59	.61	.61	.70	.84
Delinquent loan ratios—90 days or more past due including nonperforming loans (c)
Commercial	.27	.31	.38	.61	.63
Commercial real estate	1.50	1.75	1.92	2.15	2.55
Residential mortgages	2.14	2.52	2.46	2.58	2.73
Credit card	2.12	2.18	2.29	2.58	2.65
Other retail	.66	.64	.57	.48	.52
Total loans, excluding covered loans	1.11	1.24	1.27	1.40	1.54
Covered loans	9.28	9.30	9.30	10.86	12.42
Total loans	1.52	1.69	1.76	2.04	2.30

(a)	Annualized and calculated on average loan balances
(b)	Net charge-offs as a percent of average loans outstanding, excluding portfolio purchases where the acquired loans were recorded at fair value at the purchase date were 4.00 percent for the fourth quarter of 2012, 4.17 percent for the third quarter of 2012, 4.25 percent for the second quarter of 2012, 4.21 percent for the first quarter of 2012 and 4.88 percent for the fourth quarter of 2011.
(c)	Ratios are expressed as a percent of ending loan balances.

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U.S. Bancorp Reports Fourth Quarter 2012 Results

January 16, 2013

ASSET QUALITY	Table 10
($ in millions)

	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
	2012	2012	2012	2012	2011
Nonperforming loans
Commercial	$107	$133	$172	$280	$280
Lease financing	16	19	23	31	32

Total commercial	123	152	195	311	312
Commercial mortgages	308	392	376	380	354
Construction and development	238	239	314	379	545

Total commercial real estate	546	631	690	759	899
Residential mortgages	661	757	660	686	650
Credit card	146	163	189	207	224
Other retail	217	210	182	65	67

Total nonperforming loans, excluding covered loans	1,693	1,913	1,916	2,028	2,152
Covered loans	386	449	570	798	926

Total nonperforming loans	2,079	2,362	2,486	2,826	3,078
Other real estate (a)	381	259	324	377	404
Covered other real estate (a)	197	198	203	233	274
Other nonperforming assets	14	16	16	18	18

Total nonperforming assets (b)	$2,671	$2,835	$3,029	$3,454	$3,774

Total nonperforming assets, excluding covered assets	$2,088	$2,188	$2,256	$2,423	$2,574

Accruing loans 90 days or more past due, excluding covered loans	$660	$644	$663	$750	$843

Accruing loans 90 days or more past due	$1,323	$1,326	$1,315	$1,492	$1,753

Performing restructured loans, excluding GNMA and covered loans	$3,421	$3,387	$3,310	$3,380	$3,365

Performing restructured GNMA and covered loans	$2,159	$2,002	$1,727	$1,675	$1,509

Nonperforming assets to loans plus ORE, excluding covered assets (%)	.98	1.06	1.11	1.22	1.32
Nonperforming assets to loans plus ORE (%)	1.19	1.30	1.40	1.63	1.79

(a)	Includes equity investments in entities whose only asset is other real estate owned.
(b)	Does not include accruing loans 90 days or more past due or restructured loans that continue to accrue interest.

Nonperforming assets at December 31, 2012, totaled $2,671 million, compared with $2,835 million at September 30, 2012, and $3,774 million at December 31, 2011. Total nonperforming assets at December 31, 2012, included $583 million of covered assets. The ratio of nonperforming assets to loans and other real estate was 1.19 percent (.98 percent excluding covered assets) at December 31, 2012, compared with 1.30 percent (1.06 percent excluding covered assets) at September 30, 2012, and 1.79 percent (1.32 percent excluding covered assets) at December 31, 2011. The decrease in nonperforming assets, excluding covered

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U.S. Bancorp Reports Fourth Quarter 2012 Results

January 16, 2013

assets, compared with a year ago was driven primarily by reductions in the construction and development portfolio, as well as by improvement in commercial mortgages and other commercial loan portfolios, partially offset by an increase in nonperforming other retail loans, primarily due to a policy change for junior lien lines and loans in the second quarter. In addition, residential mortgage and other retail loan portfolios were impacted by the third quarter regulatory clarification in the treatment of consumer borrowers who have had debt discharged through bankruptcy but continue to make payments on their loans. Other real estate owned increased in the current quarter, reflecting a change by the Company to include in this category, residential real estate-related loans for which the borrower had vacated the property, but foreclosure had not yet occurred. Substantially all of these loans were reported as nonperforming at the time they were reclassified to other real estate owned.

Accruing loans 90 days or more past due were $1,323 million ($660 million excluding covered loans) at December 31, 2012, lower than the $1,326 million ($644 million excluding covered loans) at September 30, 2012, and the $1,753 million ($843 million excluding covered loans) at December 31, 2011. Although total accruing loans 90 days or more past due were lower, seasonality led to an increase in accruing credit card loans 90 days or more past due on a linked quarter basis. Performing restructured loans, excluding GNMA and covered loans, increased $34 million compared with September 30, 2012, and $56 million compared with December 31, 2011. The increase from a year ago included the impact of the second quarter of 2012 regulatory clarification for the treatment of consumer borrowers who have had debt discharged through bankruptcy but continue to make payments on their loans.

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U.S. Bancorp Reports Fourth Quarter 2012 Results

January 16, 2013

CAPITAL POSITION	Table 11
($ in millions)

	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
	2012	2012	2012	2012	2011
Total U.S. Bancorp shareholders’ equity	$38,998	$38,661	$37,792	$35,900	$33,978
Tier 1 capital	31,203	30,766	30,044	29,976	29,173
Total risk-based capital	37,780	37,559	36,429	36,431	36,067
Tier 1 capital ratio	10.8%	10.9%	10.7%	10.9%	10.8%
Total risk-based capital ratio	13.1	13.3	13.0	13.3	13.3
Leverage ratio	9.2	9.2	9.1	9.2	9.1
Tangible common equity to tangible assets	7.2	7.2	6.9	6.9	6.6
Tangible common equity to risk-weighted assets	8.6	8.8	8.5	8.3	8.1
Tier 1 common equity to risk-weighted assets using Basel I definition	9.0	9.0	8.8	8.7	8.6
Tier 1 common equity to risk-weighted assets using Basel III proposals published prior to June 2012	—	—	—	8.4	8.2
Tier 1 common equity to risk-weighted assets approximated using proposed rules for the Basel III standardized approach released June 2012	8.1	8.2	7.9	—	—

Total U.S. Bancorp shareholders’ equity was $39.0 billion at December 31, 2012, compared with $38.7 billion at September 30, 2012, and $34.0 billion at December 31, 2011. The Tier 1 capital ratio was 10.8 percent at December 31, 2012, compared with 10.9 percent at September 30, 2012, and 10.8 percent at December 31, 2011. The tangible common equity to tangible assets ratio was 7.2 percent at December 31, 2012, and at September 30, 2012, compared with 6.6 percent at December 31, 2011. The Tier 1 common equity to risk-weighted assets ratio was 9.0 percent at December 31, 2012, and at September 30, 2012, compared with 8.6 percent at December 31, 2011. All regulatory ratios continue to be in excess of “well-capitalized” requirements. Additionally, the Tier 1 common equity to risk-weighted assets ratio using proposed rules for the Basel III standardized approach released June 2012 was approximately 8.1 percent at December 31, 2012, compared with 8.2 percent at September 30, 2012. During the fourth quarter, the Company declared $366 million in common stock dividends and repurchased common stock totaling $413 million.

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U.S. Bancorp Reports Fourth Quarter 2012 Results

January 16, 2013

COMMON SHARES	Table 12
(Millions)

	4Q	3Q	2Q	1Q	4Q
	2012	2012	2012	2012	2011
Beginning shares outstanding	1,880	1,892	1,901	1,910	1,913
Shares issued for stock option and stock purchase plans, acquisitions and other corporate purposes	2	5	4	7	3
Shares repurchased	(13)	(17)	(13)	(16)	(6)

Ending shares outstanding	1,869	1,880	1,892	1,901	1,910

LINE OF BUSINESS FINANCIAL PERFORMANCE (a)	Table 13
($ in millions)

	Net Income Attributable					Net Income Attributable
	to U.S. Bancorp			Percent Change		to U.S. Bancorp			4Q 2012
	4Q	3Q	4Q	4Q12 vs	4Q12 vs	Full Year	Full Year	Percent	Earnings
Business Line	2012	2012	2011	3Q12	4Q11	2012	2011	Change	Composition
Wholesale Banking and Commercial Real Estate	$319	$324	$275	(1.5)	16.0	$1,297	$1,055	22.9	23%
Consumer and Small Business Banking	269	326	257	(17.5)	4.7	1,334	780	71.0	19
Wealth Management and Securities Services	41	43	41	(4.7)	—	171	180	(5.0)	3
Payment Services	318	375	320	(15.2)	(.6)	1,261	1,321	(4.5)	22
Treasury and Corporate Support	473	406	457	16.5	3.5	1,584	1,536	3.1	33

Consolidated Company	$1,420	$1,474	$1,350	(3.7)	5.2	$5,647	$4,872	15.9	100%

(a)	preliminary data

Lines of Business

The Company’s major lines of business are Wholesale Banking and Commercial Real Estate, Consumer and Small Business Banking, Wealth Management and Securities Services, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is prepared and is evaluated regularly by management in deciding how to allocate resources and assess performance. Noninterest expenses incurred by centrally managed operations or business lines that directly support another business line’s operations are charged to the applicable business line based on its utilization of those services, primarily measured by the volume of customer activities, number of employees or other relevant factors. These allocated expenses are reported as net shared services expense within noninterest expense. Designations, assignments and allocations change from time to time as management

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U.S. Bancorp Reports Fourth Quarter 2012 Results

January 16, 2013

systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2012, certain organization and methodology changes were made and, accordingly, prior period results were restated and presented on a comparable basis.

Wholesale Banking and Commercial Real Estate offers lending, equipment finance and small-ticket leasing, depository services, treasury management, capital markets, foreign exchange, international trade services and other financial services to middle market, large corporate, commercial real estate, financial institution and public sector clients. Wholesale Banking and Commercial Real Estate contributed $319 million of the Company’s net income in the fourth quarter of 2012, compared with $275 million in the fourth quarter of 2011 and $324 million in the third quarter of 2012. Wholesale Banking and Commercial Real Estate’s net income increased $44 million (16.0 percent) over the same quarter of 2011, principally due to a lower provision for credit losses. Total net revenue declined by $5 million (.6 percent), as a 3.5 percent decline in net interest income was partially offset by a 4.9 percent increase in total noninterest income. Net interest income decreased $19 million (3.5 percent) year-over-year, primarily due to lower rates on loans and the impact of lower rates on the margin benefit from deposits, partially offset by higher average loan and deposit balances. Total noninterest income increased $14 million (4.9 percent), driven by higher equity investment and trading account revenue. Total noninterest expense decreased $5 million (1.5 percent) from a year ago, primarily due to lower costs related to other real estate owned. The provision for credit losses was $70 million lower year-over-year, mainly due to lower net charge-offs.

Wholesale Banking and Commercial Real Estate’s contribution to net income in the fourth quarter of 2012 was $5 million (1.5 percent) lower than the third quarter of 2012. Total net revenue decreased $4 million (.5 percent) compared with the prior quarter. Net interest income decreased $9 million (1.7 percent) on a linked quarter basis, principally due to lower loan rates and partially offset by increased average loan balances. Total noninterest income increased by $5 million (1.7 percent), primarily due to an increase in equity investment revenue. Total noninterest expense increased $5 million (1.6 percent), as an increase in professional services expense was partially offset by lower compensation and employee benefits expense.

Consumer and Small Business Banking delivers products and services through banking offices, telephone servicing and sales, on-line services, direct mail, ATM processing and over mobile devices. It encompasses community banking, metropolitan banking, in-store banking, small business banking, consumer lending, mortgage banking, workplace banking, student banking and 24-hour banking. Consumer and Small

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U.S. Bancorp Reports Fourth Quarter 2012 Results

January 16, 2013

Business Banking contributed $269 million of the Company’s net income in the fourth quarter of 2012, a $12 million (4.7 percent) increase over the fourth quarter of 2011, and a $57 million (17.5 percent) decrease from the prior quarter. Within Consumer and Small Business Banking, the retail banking division reported a 48.5 percent decrease in its contribution from the same quarter of last year due to lower total net revenue and a higher provision for credit losses, partially offset by lower total noninterest expense. Retail banking’s total net revenue was 5.3 percent lower than the fourth quarter of 2011. Net interest income decreased 2.4 percent, primarily due to lower loan rates and the impact of lower rates on the margin benefit from deposits, partially offset by higher average loan and deposit balances. Total noninterest income for the retail banking division decreased 11.9 percent from a year ago, principally due to a decrease in ATM processing services revenue, a result of the change in classification of the surcharge revenue passed through to others, and lower retail lease residual revenue. Total noninterest expense for the retail banking division in the fourth quarter of 2012 decreased 3.4 percent from the same quarter of the prior year, largely due to lower net occupancy and equipment expense, as a result of the classification change to ATM surcharge revenue passed through to others, as well as lower FDIC insurance expense and other intangibles expense, partially offset by higher shared services costs, compensation and employee benefits expense. The provision for credit losses for the retail banking division increased 46.1 percent on a year-over-year basis due to a change in the reserve allocation, partially offset by lower net charge-offs. The contribution of the mortgage banking division increased $92 million (100.0 percent) over the fourth quarter of 2011 due to higher total net revenue and a lower provision for credit losses, partially offset by an increase in total noninterest expense. The division’s 39.3 percent increase in total net revenue was primarily due to a 55.3 percent increase in total noninterest income, driven by strong mortgage origination and sales revenue, as well as an increase in loan servicing revenue. In addition, net interest income increased 10.7 percent, primarily the result of higher average loans held for sale. Total noninterest expense was 60.9 percent higher, reflecting the foreclosure-related regulatory settlement accrual and higher mortgage servicing review-related costs, compensation and employee benefits expense. The provision for credit losses for the mortgage banking division decreased by 80.5 percent due to lower net charge-offs and a change in the reserve allocation.

Consumer and Small Business Banking’s contribution in the fourth quarter of 2012 was $57 million (17.5 percent) lower than the third quarter of 2012 due to a decrease in total net revenue and an increase in total noninterest expense, partially offset by a lower provision for credit losses. Within Consumer and Small Business Banking, the retail banking division’s contribution increased 6.3 percent on a linked quarter basis,

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U.S. Bancorp Reports Fourth Quarter 2012 Results

January 16, 2013

principally due to a decrease in the provision for credit losses, partially offset by a reduction in total net revenue. Total net revenue for the retail banking division declined 1.8 percent from the previous quarter, mainly due to a reduction in retail lease residual revenue. Total noninterest expense for the retail banking division was relatively flat on a linked quarter basis. The provision for credit losses decreased 11.4 percent on a linked quarter basis due to lower net charge-offs, partially offset by an unfavorable change in the reserve allocation. The contribution of the mortgage banking division decreased 25.2 percent from the third quarter of 2012 due to a decline in total net revenue and an increase in total noninterest expense, partially offset by a lower provision for credit losses. Total net revenue decreased 7.2 percent due to a 3.1 percent decline in net interest income, driven by lower rates on average loans held for sale, and an 8.7 percent decrease in total noninterest income, primarily due to lower mortgage origination and sales revenue, including the impact of an increase in the representations and warranties repurchase reserve. Total noninterest expense increased 25.8 percent, driven by the foreclosure-related regulatory settlement accrual and higher mortgage servicing review-related costs, partially offset by lower compensation expense. The mortgage banking division’s provision for credit losses decreased 55.1 percent on a linked quarter basis due to a change in the reserve allocation.

Wealth Management and Securities Services provides private banking, financial advisory services, investment management, retail brokerage services, insurance, trust, custody and fund servicing through five businesses: Wealth Management, Corporate Trust Services, U.S. Bancorp Asset Management, Institutional Trust & Custody and Fund Services. Wealth Management and Securities Services contributed $41 million of the Company’s net income in the fourth quarter of 2012, equal to the contribution for the fourth quarter of 2011 and $2 million (4.7 percent) lower than the third quarter of 2012. The business line’s contribution, compared with the same quarter of 2011 was flat, as higher total net revenue was offset by an increase in total noninterest expense and the provision for credit losses. Total net revenue increased by $29 million (8.1 percent) year-over-year. Total noninterest income increased by $36 million (14.0 percent), primarily due to the impact of improved market conditions, business expansion and higher investment products fees and commissions. Partially offsetting this increase was a $7 million (7.1 percent) decrease in net interest income, principally due to the impact of lower rates on the margin benefit of deposits. Total noninterest expense increased by $22 million (7.6 percent) due to higher compensation and employee benefits expense and an increase in net shared services costs. The provision for credit losses increased by $6 million due to higher net charge-offs.

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U.S. Bancorp Reports Fourth Quarter 2012 Results

January 16, 2013

The business line’s contribution in the fourth quarter of 2012 was $2 million (4.7 percent) lower than the prior quarter. Total net revenue increased $16 million (4.3 percent) due to an $11 million (3.9 percent) increase in total noninterest income, mainly due to seasonally higher fee income and business expansion, and a $5 million (5.8 percent) increase in net interest income, principally due to higher average deposit balances. Total noninterest expense increased $14 million (4.7 percent) over the prior quarter, primarily as a result of the timing of professional services expenses, and higher litigation-related and business integration costs. The provision for credit losses was $5 million higher than the prior quarter due to an increase in net charge-offs.

Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate and purchasing card services, consumer lines of credit and merchant processing. Payment Services contributed $318 million of the Company’s net income in the fourth quarter of 2012, a decrease of $2 million (.6 percent) from the same period of 2011, and a $57 million (15.2 percent) decrease from the prior quarter. The decrease year-over-year was primarily due to higher total noninterest expense and an increase in the provision for credit losses, partially offset by higher total net revenue. Total net revenue increased $28 million (2.4 percent) year-over-year. Net interest income increased $34 million (9.4 percent), principally due to higher average loan balances, improved loan rates and the credit card balance transfer fees classification change. Total noninterest income decreased $6 million (.8 percent) year-over-year. Merchant processing services revenue was lower year-over year, due to lower rates and the reversal in fourth quarter of 2011 of an accrual for a terminated revenue sharing agreement, partially offset by higher volumes. This decrease was partially offset by higher credit and debit card revenue, principally driven by higher volumes, a portion of which was partially offset by the change in the classification of credit card balance transfer fees to interest income beginning in the first quarter of 2012. In addition, corporate payment products revenue was higher due to an increase in volume and higher rates. Total noninterest expense increased $19 million (3.7 percent), primarily due to higher professional services, outside data processing and net shared services expenses compared with the fourth quarter of 2011. The provision for credit losses increased $17 million (13.0 percent) due to a change in the reserve allocation, partially offset by lower net charge-offs.

Payment Services’ contribution in the fourth quarter of 2012 was $57 million (15.2 percent) lower than the third quarter of 2012 due to lower total net revenue, higher total noninterest expense and an increase in the provision for credit losses. Total net revenue declined by $46 million (3.7 percent) from the third quarter of 2012. Total noninterest income was $58 million (6.8 percent) lower on a linked quarter basis, driven by a

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U.S. Bancorp Reports Fourth Quarter 2012 Results

January 16, 2013

reduction in other income due to the impact of the third quarter of 2012 gain on the credit card portfolio sale. In addition, corporate payment products revenue decreased due to seasonally lower volumes. These unfavorable variances were partially offset by an increase in credit and debit card revenue due to seasonally higher credit cards sales and prepaid card fees. Net interest income increased $12 million (3.1 percent) quarter over quarter, driven by seasonally lower rebate costs on the government card program and improved rates on loans. Total noninterest expense increased $34 million (6.9 percent) on a linked quarter basis, principally due to the timing of marketing programs. The provision for credit losses increased $14 million (10.4 percent) due to a change in the reserve allocation.

Treasury and Corporate Support includes the Company’s investment portfolios, most covered commercial and commercial real estate loans and related other real estate owned, funding, capital management, asset securitization, interest rate risk management, the net effect of transfer pricing related to average balances and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis. Treasury and Corporate Support recorded net income of $473 million in the fourth quarter of 2012, compared with net income of $457 million in the fourth quarter of 2011 and net income of $406 million in the third quarter of 2012. Net interest income increased $108 million (22.0 percent) over the fourth quarter of 2011, reflecting lower long-term funding rates, partially offset by lower rates on the investment portfolio. Total noninterest income decreased by $261 million (77.7 percent), year-over-year, largely due to the merchant settlement and Visa gains recorded in the fourth quarter of 2011. In addition, there was a $12 million favorable change in net securities gains (losses). Total noninterest expense decreased by $142 million (42.4 percent), principally due to the impact of the mortgage servicing-related expense accrual recorded in the fourth quarter of 2011 and a reduction in net shared services expense, partially offset by increased compensation and employee benefits expense.

Net income in the fourth quarter of 2012 was $67 million (16.5 percent) higher on a linked quarter basis, due to an increase in total net revenue and lower total noninterest expense. Total net revenue was higher than the third quarter of 2012 by $43 million (6.8 percent), principally as a result of higher total noninterest income, primarily due to the impact of the third quarter of 2012 equity method of accounting investment charge. Net interest income increased by .5 percent, as the favorable impact of lower long-term funding rates was partially offset by lower rates on the investment securities portfolio. A $48 million (19.9 percent) decrease in total noninterest expense on a linked quarter basis primarily reflected lower litigation and

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U.S. Bancorp Reports Fourth Quarter 2012 Results

January 16, 2013

insurance-related costs, partially offset by increased costs related to investments in affordable housing and other tax-advantaged projects in the current quarter.

Additional schedules containing more detailed information about the Company’s business line results are available on the web at usbank.com or by calling Investor Relations at 612-303-0781.

On Wednesday, January 16, 2013, at 7:00 a.m. (CST) Richard K. Davis, chairman, president and chief executive officer, and Andrew Cecere, vice chairman and chief financial officer, will host a conference call to review the financial results. The conference call will be available by telephone or on the Internet. A presentation will be used during the call and will be available on the Company’s website at www.usbank.com. To access the conference call from locations within the United States and Canada, please dial 866-316-1409. Participants calling from outside the United States and Canada, please dial 706-634-9086. The conference ID number for all participants is 75695755. For those unable to participate during the live call, a recording of the call will be available approximately two hours after the conference call ends on Wednesday, January 16th, and will run through Wednesday, January 23rd, at 11:00 p.m. (CST). To access the recorded message within the United States and Canada, dial 855-859-2056. If calling from outside the United States and Canada, please dial 404-537-3406 to access the recording. The conference ID is 75695755. To access the webcast and presentation go to www.usbank.com and click on “About U.S. Bank.” The “Webcasts & Presentations” link can be found under the Investor/Shareholder information heading, which is at the left side of the bottom of the page.

Minneapolis-based U.S. Bancorp (“USB”), with $354 billion in assets as of December 31, 2012, is the parent company of U.S. Bank National Association, the 5th largest commercial bank in the United States. The Company operates 3,084 banking offices in 25 states and 5,065 ATMs and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. U.S. Bancorp and its employees are dedicated to improving the communities they serve, for which the company earned the 2011 Spirit of America Award, the highest honor bestowed on a company by United Way. Visit U.S. Bancorp on the web at usbank.com.

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U.S. Bancorp Reports Fourth Quarter 2012 Results

January 16, 2013

Forward-Looking Statements

The following information appears in accordance with the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date made. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of U.S. Bancorp. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. Global and domestic economies could fail to recover from the recent economic downturn or could experience another severe contraction, which could adversely affect U.S. Bancorp’s revenues and the values of its assets and liabilities. Global financial markets could experience a recurrence of significant turbulence, which could reduce the availability of funding to certain financial institutions and lead to a tightening of credit, a reduction of business activity, and increased market volatility. Continued stress in the commercial real estate markets, as well as a delay or failure of recovery in the residential real estate markets, could cause additional credit losses and deterioration in asset values. In addition, U.S. Bancorp’s business and financial performance is likely to be negatively impacted by effects of recently enacted and future legislation and regulation. U.S. Bancorp’s results could also be adversely affected by continued deterioration in general business and economic conditions; changes in interest rates; deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans; deterioration in the value of securities held in its investment securities portfolio; legal and regulatory developments; increased competition from both banks and non-banks; changes in customer behavior and preferences; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, residual value risk, market risk, operational risk, interest rate risk, and liquidity risk.

For discussion of these and other risks that may cause actual results to differ from expectations, refer to U.S. Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2011, on file with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Corporate Risk Profile” contained in Exhibit 13, and all subsequent filings with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. Forward-looking statements speak only as of the date they are made, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events.

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U.S. Bancorp Reports Fourth Quarter 2012 Results

January 16, 2013

Non-GAAP Financial Measures

In addition to capital ratios defined by banking regulators under the FDIC Improvement Act prompt corrective action provisions applicable to all banks, the Company considers various other measures when evaluating capital utilization and adequacy, including:

•	Tangible common equity to tangible assets,

•	Tangible common equity to risk-weighted assets using Basel I definition,

•	Tier 1 common equity to risk-weighted assets using Basel I definition,

•	Tier 1 common equity to risk-weighted assets using Basel III proposals published prior to June 2012, and

•	Tier 1 common equity to risk-weighted assets approximated using proposed rules for the Basel III standardized approach released June 2012.

These measures are viewed by management as useful additional methods of reflecting the level of capital available to withstand unexpected market or economic conditions. Additionally, presentation of these measures allows investors, analysts and banking regulators to assess the Company’s capital position relative to other financial services companies. These measures differ from capital ratios defined by current banking regulations principally in that the numerator excludes trust preferred securities and preferred stock, the nature and extent of which varies among different financial services companies. These measures are not defined in generally accepted accounting principals (“GAAP”) or federal banking regulations. As a result, these measures disclosed by the Company may be considered non-GAAP financial measures.

There may be limits in the usefulness of these measures to investors. As a result, the Company encourages readers to consider the consolidated financial statements and other financial information contained in this press release in their entirety, and not to rely on any single financial measure. A table follows that shows the Company’s calculation of these non-GAAP financial measures.

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U.S. Bancorp

Consolidated Statement of Income

	Three Months Ended		Year Ended
(Dollars and Shares in Millions, Except Per Share Data)	December 31,		December 31,
(Unaudited)	2012	2011	2012	2011
Interest Income
Loans	$2,639	$2,634	$10,558	$10,370
Loans held for sale	74	61	282	200
Investment securities	416	463	1,792	1,820
Other interest income	67	62	251	249

Total interest income	3,196	3,220	12,883	12,639
Interest Expense
Deposits	161	194	691	840
Short-term borrowings	89	124	442	531
Long-term debt	219	285	1,005	1,145

Total interest expense	469	603	2,138	2,516

Net interest income	2,727	2,617	10,745	10,123
Provision for credit losses	443	497	1,882	2,343

Net interest income after provision for credit losses	2,284	2,120	8,863	7,780
Noninterest Income
Credit and debit card revenue	242	231	892	1,073
Corporate payment products revenue	178	171	744	734
Merchant processing services	354	378	1,395	1,355
ATM processing services	83	111	346	452
Trust and investment management fees	276	245	1,055	1,000
Deposit service charges	170	171	653	659
Treasury management fees	130	133	541	551
Commercial products revenue	226	220	878	841
Mortgage banking revenue	476	303	1,937	986
Investment products fees and commissions	39	31	150	129
Securities gains (losses), net	3	(9)	(15)	(31)
Other	152	446	743	1,011

Total noninterest income	2,329	2,431	9,319	8,760
Noninterest Expense
Compensation	1,083	1,057	4,320	4,041
Employee benefits	231	202	945	845
Net occupancy and equipment	234	249	917	999
Professional services	166	131	530	383
Marketing and business development	103	112	388	369
Technology and communications	214	195	821	758
Postage, printing and supplies	78	77	304	303
Other intangibles	66	74	274	299
Other	511	599	1,957	1,914

Total noninterest expense	2,686	2,696	10,456	9,911

Income before income taxes	1,927	1,855	7,726	6,629
Applicable income taxes	552	527	2,236	1,841

Net income	1,375	1,328	5,490	4,788
Net (income) loss attributable to noncontrolling interests	45	22	157	84

Net income attributable to U.S. Bancorp	$1,420	$1,350	$5,647	$4,872

Net income applicable to U.S. Bancorp common shareholders	$1,349	$1,314	$5,383	$4,721

Earnings per common share	$.72	$.69	$2.85	$2.47
Diluted earnings per common share	$.72	$.69	$2.84	$2.46
Dividends declared per common share	$.195	$.125	$.780	$.500
Average common shares outstanding	1,872	1,904	1,887	1,914
Average diluted common shares outstanding	1,880	1,911	1,896	1,923

U.S. Bancorp

Consolidated Ending Balance Sheet

	December 31,	December 31,
(Dollars in Millions)	2012	2011
Assets
Cash and due from banks	$8,252	$13,962
Investment securities
Held-to-maturity	34,389	18,877
Available-for-sale	40,139	51,937
Loans held for sale	7,976	7,156
Loans
Commercial	66,223	56,648
Commercial real estate	36,953	35,851
Residential mortgages	44,018	37,082
Credit card	17,115	17,360
Other retail	47,712	48,107

Total loans, excluding covered loans	212,021	195,048
Covered loans	11,308	14,787

Total loans	223,329	209,835
Less allowance for loan losses	(4,424)	(4,753)

Net loans	218,905	205,082
Premises and equipment	2,670	2,657
Goodwill	9,143	8,927
Other intangible assets	2,706	2,736
Other assets	29,675	28,788

Total assets	$353,855	$340,122

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$74,172	$68,579
Interest-bearing	145,972	134,757
Time deposits greater than $100,000	29,039	27,549

Total deposits	249,183	230,885
Short-term borrowings	26,302	30,468
Long-term debt	25,516	31,953
Other liabilities	12,587	11,845

Total liabilities	313,588	305,151
Shareholders’ equity
Preferred stock	4,769	2,606
Common stock	21	21
Capital surplus	8,201	8,238
Retained earnings	34,720	30,785
Less treasury stock	(7,790)	(6,472)
Accumulated other comprehensive income (loss)	(923)	(1,200)

Total U.S. Bancorp shareholders’ equity	38,998	33,978
Noncontrolling interests	1,269	993

Total equity	40,267	34,971

Total liabilities and equity	$353,855	$340,122

U.S. Bancorp

Non-GAAP Financial Measures

	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in Millions, Unaudited)	2012	2012	2012	2012	2011
Total equity	$40,267	$39,825	$38,874	$36,914	$34,971
Preferred stock	(4,769)	(4,769)	(4,769)	(3,694)	(2,606)
Noncontrolling interests	(1,269)	(1,164)	(1,082)	(1,014)	(993)
Goodwill (net of deferred tax liability)	(8,351)	(8,194)	(8,205)	(8,233)	(8,239)
Intangible assets, other than mortgage servicing rights	(1,006)	(980)	(1,118)	(1,182)	(1,217)

Tangible common equity (a)	24,872	24,718	23,700	22,791	21,916
Tier 1 capital, determined in accordance with prescribed regulatory requirements using Basel I definition	31,203	30,766	30,044	29,976	29,173
Trust preferred securities	—	—	—	(1,800)	(2,675)
Preferred stock	(4,769)	(4,769)	(4,769)	(3,694)	(2,606)
Noncontrolling interests, less preferred stock not eligible for Tier 1 capital	(685)	(685)	(685)	(686)	(687)

Tier 1 common equity using Basel I definition (b)	25,749	25,312	24,590	23,796	23,205
Tangible common equity (as calculated above)				22,791	21,916
Adjustments (1)				434	450

Tier 1 common equity using Basel III proposals published prior to June 2012 (c)				23,225	22,366
Tangible common equity (as calculated above)	24,872	24,718	23,700
Adjustments (2)	126	157	153

Tier 1 common equity approximated using proposed rules for the Basel III standardized approach released June 2012 (d)	24,998	24,875	23,853
Total assets	353,855	352,253	353,136	340,762	340,122
Goodwill (net of deferred tax liability)	(8,351)	(8,194)	(8,205)	(8,233)	(8,239)
Intangible assets, other than mortgage servicing rights	(1,006)	(980)	(1,118)	(1,182)	(1,217)

Tangible assets (e)	344,498	343,079	343,813	331,347	330,666
Risk-weighted assets, determined in accordance with prescribed regulatory requirements using Basel I definition (f)	287,611 *	282,033	279,972	274,847	271,333
Risk-weighted assets using Basel III proposals published prior to June 2012 (g)	—	—	—	277,856	274,351
Risk-weighted assets, determined in accordance with prescribed regulatory requirements using Basel I definition	287,611 *	282,033	279,972
Adjustments (3)	21,233	22,167	23,240

Risk-weighted assets approximated using proposed rules for the Basel III standardized approach released June 2012 (h)	308,844 *	304,200	303,212
Ratios *
Tangible common equity to tangible assets (a)/(e)	7.2%	7.2%	6.9%	6.9%	6.6%
Tangible common equity to risk-weighted assets using Basel I definition (a)/(f)	8.6	8.8	8.5	8.3	8.1
Tier 1 common equity to risk-weighted assets using Basel I definition (b)/(f)	9.0	9.0	8.8	8.7	8.6
Tier 1 common equity to risk-weighted assets using Basel III proposals published prior to June 2012 (c)/(g)	—	—	—	8.4	8.2
Tier 1 common equity to risk-weighted assets approximated using proposed rules for the Basel III standardized approach released June 2012 (d)/(h)	8.1	8.2	7.9	—	—

*	Preliminary data. Subject to change prior to filings with applicable regulatory agencies.
(1)	Principally net losses on cash flow hedges included in accumulated other comprehensive income.
(2)	Includes net losses on cash flow hedges included in accumulated other comprehensive income, unrealized losses on securities transferred from available-for-sale to held-to-maturity included in accumulated other comprehensive income and disallowed mortgage servicing rights.
(3)	Includes higher risk-weighting for residential mortgages, unfunded loan commitments, investment securities and purchased mortgage servicing rights, and other adjustments.